VIKING                                   Cindy Subido or Erin Lebsack
SYSTEMS                                  Townsend Inc. for Viking
                                         858-457-4888
                                         kpalmatier@townsendinc.com
                                         elebsack@townsendinc.com


FOR IMMEDIATE RELEASE

    Viking Systems, Inc. to be traded on the Over The Counter Bulletin Board
        Surgical medical products company upgraded to OTC Bulletin board

October 13, 2004, -- La Jolla, CA -- Viking Systems, Inc. (VKSY.OB), a medical products company focused on integrated solutions for the digital surgical environment, has announced that effective today, Viking Systems Inc. stock will begin trading on the Over The Counter Bulletin Board under the symbol VKSY.OB.

The OTC Bulletin Board(R)(OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter
(OTC) securities. The NASD (the National Association of Securities Dealers), a self-regulatory organization of the securities industry oversees both the OTCBB and the NASDAQ stock market.

"We believe that the quotation of our stock on the OTC Bulletin Board will provide access to an increased number of institutional and retail investors. We believe this is an important milestone which will assist us in making investors aware of Viking Systems financial progress and growth plans", stated Thomas B. Marsh, President and Chief Executive Officer.

About Viking Systems, Inc.

Viking Systems, Inc. is actively positioning to be a market leader in bringing integrated solutions to the digital surgical environment. The Company is developing a portfolio of targeted medical technologies and services that serve the current and emerging needs of the digital healthcare network The Company's mission is to deliver integrated information, visualization, and control solutions to the surgical team, enhancing their capability and performance in minimally invasive surgery (MIS) and complex surgical procedures.

Viking Systems is further building its solutions portfolio through product development and targeted acquisitions. The Company established the Vision Systems Group in Westborough, MA with it's proprietary 3-dimensional surgical visualization business and digital platform for surgical information delivery (Infomatix(TM)). Other acquisition targets currently include optics, digital imaging, sensors, surgical robotics, and image management products or companies.

The Company is headquartered in La Jolla, CA. For more information, please visit the company's website at http://www.vikingsystems.com.


Forward-Looking Statements

This  current  report  contains  certain  forward-looking   statements  and  any
statements contained in this current report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate" or "continue" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within Viking's control. These factors include, but are not limited to, economic conditions generally and in the markets in which Viking may participate, competition within Viking's markets and failure by Viking to successfully develop business relationships.



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